Exhibit 10.1
MIVA, INC.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made this 15th day of December, (this “Agreement”) between MIVA, Inc. (“MIVA” or the “Company”), a Delaware corporation, and Lowell Robinson (“Employee”).
Recitals
     The Company wishes to employ Employee and Employee wishes to be employed by the Company on the terms and conditions set forth in this Agreement.
Statement of Agreement
     In consideration of the foregoing, and of Employee’s employment, the parties agree as follows:
     1. Employment. Employee’s employment with MIVA shall be upon the terms and conditions hereinafter set forth to become effective upon execution of this Agreement (the “Effective Time”).
     2. Duties.
          (a) Employee’s first day of employment shall be December 15, 2006 (the “Start Date”). Employee is being hired as Chief Administrative and Chief Financial Officer of the Company, reporting to the Chief Executive Officer, and Employee shall initially be responsible for all finance and accounting, M&A, internal audit, Sarbanes-Oxley compliance, investor relations, technology operations and infrastructure, global human resources and shall perform such other or additional duties and responsibilities consistent with Employee’s title(s), status, and positions as the Chief Executive Officer may, from time to time, prescribe. Employee’s performance will be subject to review by the Chief Executive Officer with oversight by the Board of Directors of Miva (“Board of Directors,” in each case to mean either the Board of Directors as a whole or the Compensation Committee of the Board of Directors in accordance with the delegation policies of the Board of Directors).
          (b) So long as Employee is employed under this Agreement, Employee agrees to devote substantially all of his working time and efforts exclusively on behalf of the Company and to competently, diligently, and effectively discharge all duties of Employee hereunder. Employee shall not be prohibited from engaging in such personal, charitable, or other non-employment activities as do not interfere with the performance of his duties hereunder and that do not violate the other provisions of this Agreement. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of Jones Apparel Group, International Wire Group and Diversified Investment Advisors or of other corporations subject to reasonable approval of the Board, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not materially interfere with the proper performance of his duties and responsibilities hereunder. Employee further agrees to comply fully with all reasonable generally applicable policies of the Company as are from time to time in effect.
          (c) The Employee shall be based out of the Company’s New York, New York office. If the Company decides to move its operations more than 35 miles from its current offices in New York, New York, Employee shall not be required to relocate and, to the extent the Employee cannot perform assigned duties hereunder as a result of such a move, such non-performance will not constitute Cause (as defined below).
     3. Compensation.
          (a) As compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, the Company will pay to Employee during the term hereof a minimum base salary at the rate of $350,000 per year (the “Basic Salary”), payable in accordance with the usual payroll practices of the Company. The Basic Salary thereafter may be increased, but not decreased, from time to time, by the Board of Directors in connection with reviews of Employee’s performance occurring no less frequently than annually.
          (b) Employee will be entitled to receive incentive compensation pursuant to the terms of plans adopted by the Board of Directors from time to time. For fiscal 2007 such incentive compensation shall not be less than $105,000 with a maximum potential of $210,000, based upon attaining objectives established by the Compensation Committee, payable by March 31, 2008, provided Executive has not terminated his employment without Good Reason (as defined below) or been terminated by the Company for Cause (as defined below) as of that date (the “Guaranteed Bonus”).
          (c) On the Start Date and pursuant to the Company’s 2006 Stock Award and Incentive Plan, the Company will grant to Employee an aggregate of 175,000 restricted stock units, pursuant to the Restricted Stock Unit Agreements attached hereto as Exhibit A and Exhibit B. The Board of Directors shall review Employee’s performance on an annual basis pursuant to the same review process employed by the Board of Directors for the Company’s other officers. In connection with such annual review, the Employee may be entitled to receive additional equity compensation. Such equity compensation will be granted, if at all, in the sole discretion of the Board of Directors on terms and conditions they determine.
     Except as otherwise provided in an individual award agreement with Employee, if there is a change in control of the Company (as that term is used in the governing documents of the applicable equity compensation plan) any equity compensation granted to Employee shall fully vest on the date the change in control is consummated and, in addition, stock options shall remain exercisable during the term of such option(s) even if the Employee is no longer employed by the Company. Additionally, except as set forth in any equity compensation agreements or plans, if the Employee’s employment with the Company is terminated by the Company without Cause (as defined below) or by Employee for Good Reason (as defined below), any restricted stock units, stock options or other equity compensation granted to Employee shall immediately fully vest and, in the case of stock options, remain exercisable until the later of (i) the 15th day of the third month following the date at which the stock options would otherwise have expired in accordance with their original terms, or (ii) December 31 of the calendar year in which the stock options would otherwise have expired in accordance with their original terms.
     4. Business Expenses. The Company shall promptly pay directly, or reimburse Employee for, all business expenses to the extent such expenses are paid or incurred by Employee during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Employee of the Company’s business and properly substantiated. The Company shall promptly pay directly, or reimburse Employee for, reasonable attorney fees incurred in connection with the negotiation, documentation and implementation of this Agreement.
     5. Benefits. During the term of this Agreement and Employee’s employment hereunder, the Company shall provide to Employee such insurance, vacation, sick leave and other like benefits as are provided to other officers of the Company from time to time. Employee will use reasonable best efforts to schedule vacation periods to minimize disruption of the Company’s business. Nothing in this Agreement shall be construed to limit, condition, or otherwise encumber the right of the Company, in its sole discretion, to amend, discontinue, substitute, or maintain any benefit plan, program or perquisite.
     6. Term; Termination.
          (a) The Company shall employ the Employee, and the Employee accepts such employment, for an initial term commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement. Thereafter, this Agreement shall be extended automatically for additional twelve-month periods, unless terminated as described herein. Employee’s employment may be terminated at any time as provided in this Section 6. For purposes of this Section 6, “Termination Date” shall mean the date on which any notice period required under this Section 6 expires or, if no notice period is specified in this Section 6, the effective date of the termination referenced in the notice.
          (b) The Company may terminate Employee’s employment without Cause (as defined below) upon giving 30 days’ advance written notice to Employee. If Employee’s employment is terminated without Cause under this Section 6(b), the Employee shall be entitled to receive promptly following the Termination Date (A) the earned but unpaid portion of Employee’s Basic Salary through the Termination Date; (B) any other amounts or benefits owing to Employee under the then applicable employee benefit, incentive, or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; and (C) over a period of 12 months, in one installment representing 50% of the total payable on the date which is six months and one day following the Termination Date and the remaining 50% paid in equal monthly installments over the following six months, an amount equal to the sum of (i) 100% of Employee’s annual Basic Salary at the time of termination, (ii) the Termination Bonus (as defined below); and (iii) the cash value of health, dental, vision, and life insurance benefits that would be paid on behalf of the Employee by the Company if Employee were still employed during the twelve month period following the Termination Date (“Severance Period”); provided, however, that if the Company determines that any amounts to be paid to Employee hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A of the Code, including, if necessary, the imposition of a delay in the time of payment to a date that is at least six months and one day following the Termination Date or such other period following the Termination Date as is required by Section 409A. Collectively, the benefits described in items (A), (B), and (C) above, regardless of the provision giving rise to their award, are hereinafter referred to as the “Severance Benefits.”
Example of payments required to be made to Employee following a change in control in 2007, in the event he is terminated without Cause or he terminates for Good Reason. Following his Termination, Employee would receive the following cash payments; (i) Basic Salary to the Termination Date; (ii) the greater of the guaranteed Bonus for 2007 of no less than $105,000 (up to $210,000) or the Termination Bonus; (iii) one year of his annual Basic Salary; and (iv) a cash payment equal to the value of benefits that would have been provided during the Severance Period.
     As a condition precedent to receiving any benefits and/or payments after the date of termination that are not otherwise statutorily required, Employee shall provide the Company with a written general release that releases the Company and its affiliates from both known and unknown claims and in which Employee agrees not to disparage the Company or its affiliates and in which the Employee acknowledges his/her obligations under their Non-Competition, Confidentiality and Non-Solicitation Agreement with the Company. Such agreement shall be in form and substance reasonably acceptable to the Company. If such general release has not been executed and become irrevocably effective prior to the date on which any payment hereunder would otherwise be due, such payment shall not be made.
          (c) The Company may terminate Employee’s employment upon a determination by the Company that “Cause” exists for Employee’s termination and the Company serves written notice of such termination upon Employee. As used in this Agreement, the term Cause shall refer only to any one or more of the following grounds:
          (i) commission of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company;
          (ii) intentional engagement in activities or conduct clearly injurious to the best interests or reputation of the Company, including, knowing participation in any activity intended by Employee to result in misreporting the financial affairs of the Company or any other activities or conduct which in fact result in material and substantial injury to the Company;
          (iii) refusal to perform assigned duties and responsibilities (so long as the Company does not assign any duties or responsibilities that would give the Employee

Good Reason to terminate employment as described in Section 6(e)) after receipt by Employee of written notice and 30 days to cure;
          (iv) gross insubordination by Employee which shall consist only of a willful refusal to comply with a lawful written directive to Employee by the Chief Executive Officer;
          (v) the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements Employee may from time to time have with the Company (following 30 days’ written notice from the Company specifying the violation and Employee’s failure to cure such violation within such 30 day period);
          (vi) Employee’s substantial dependence, as reasonably determined by the Chief Executive Officer or the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal substance that materially and substantially prevents Employee from performing his/her duties hereunder; or
          (vii) the final and unappealable conviction of Employee of a crime that is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with Employee’s employment by the Company which causes the Company a substantial detriment.
In the event of a termination under this Section 6(c), the Company will pay Employee the earned but unpaid portion of Employee’s Basic Salary through the Termination Date. If any determination of substantial dependence under Section 6(c)(vi) is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner as specified in Section 6(d) of this Agreement. If any determination of “Cause” is made under a provision of this Section 6(c), other than 6(c)(vi) or (vii), that Employee contests, Employee shall have the opportunity, within 30 days of such determination, to personally appear in front of the Board of Directors and present the Employee’s case to the Board of Directors and have the Board of Directors reconsider the determination of Cause.
          (d) Employee’s employment shall terminate upon the death or permanent disability of Employee. For purposes hereof, “permanent disability,” shall mean the inability of the Employee, as determined by the Board of Directors of MIVA, by reason of physical or mental illness to perform the duties required of him under this Agreement with or without reasonable accommodation for more than 120 days in any 360 day period. Upon a determination by the Board of Directors of MIVA that Employee’s employment shall be terminated under this Section 6(d), the Board of Directors shall give Employee 30 days’ prior written notice of the termination. If Employee disputes a determination of the Board of Directors under this Section 6(d), the parties agree to abide by the decision of a panel of three physicians. MIVA will select a physician, Employee will select a physician and the physicians selected by MIVA and Employee will select a third physician. Employee agrees to make himself/herself available for and submit to examinations by such physicians as may be directed by the Company. In the event of termination due to death or permanent disability, (i) the Company will pay Employee, or Employee’s legal representative, the earned but unpaid portion of Employee’s Basic Salary through the Termination Date and any other amounts or benefits owing to Employee under the then applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs, and (ii) the Employee shall be entitled to Severance Benefits as enumerated under Section 6(b) based on the following scale: if employed more than one year but less than two, 25% of such Severance Benefits; if employed more than two years but less than three, 50% of such Severance Benefits; if employed more than three years but less than four, 75% of such Severance Benefits; if employed more than four years, 100% of such Severance Benefits; provided, however, that if the Company determines that any amounts to be paid to Employee hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended, then the Company shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A.
          (e) The Employee may terminate employment for Good Reason (as defined below) upon giving 30 days advance written notice to the Company. If Employee’s employment is terminated with Good Reason under this Section 6(e), the Employee shall be entitled to receive the Severance Benefits.
     As used in this Agreement, the term “Good Reason” means any one or more of the following grounds:
(i)	a reduction in Employee’s title(s), status, position or responsibilities without Employee’s written consent despite Employee’s written notice to the Company of Employee’s objection to such reduction and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice provided, however, the reassignment of the technology or human resource function to another senior executive shall not constitute a reduction in responsibilities under this Section 6(e)(i);

(ii)	a change in Employee’s reporting so that he no longer reports directly to the Chief Executive Officer;

(iii)	the assignment to Employee of any duties or responsibilities that are inconsistent with Employee’s status, position or responsibilities as set forth in Section 2 hereof, despite Employee’s written notice to the Company objecting to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

(iv)	if there is a reduction in Employee’s Basic Salary or the Company fails to pay the Guaranteed Bonus;

(v)	a breach by the Company of any material term or provision of this Agreement which is not cured by the Company within 30 days following receipt by the Company of written notice thereof from the Employee;

(vi)	a relocation of the Company’s offices in New York, New York to a location more than 35 miles from the current location; or

(vii)	if there is a Change in Control of the Company and Employee terminates employment during the “Window Period” (as defined below).
          (f) The Employee may terminate employment for any reason (other than

Good Reason) upon giving 30 days’ advance written notice to the Company. If Employee’s employment is so terminated under this Section 6(f), the Company will pay Employee the earned but unpaid portion of Employee’s Basic Salary through the Termination Date and any other amounts or benefits owing to Employee under the then applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs under and consistent with plans adopted by the Company prior to the Termination Date.
          (g) In the event of the Employee’s death during the Severance Period, payments under this paragraph 6 shall continue to be made in accordance with the terms specified herein during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Employee or, if no such beneficiary is specifically designated, to the Employee’s estate.
          (h) As used in this Agreement, the term “Bonus” shall mean any bonus, incentive compensation or any other cash benefit paid or payable to the Employee under any incentive compensation grant or plan, excluding signing bonuses and the Company’s stock incentive plan. For purposes of this Agreement “Termination Bonus” means(i) an amount equal to the Employee’s target bonus for the fiscal year in which the termination occurs, increased or decreased pursuant to the objectives attained and actual performance versus targeted performance in the then current plan measured as of the end of the calendar month in the month preceding the Termination Date; or (ii) in the event the target bonus has not been so established as provided in (i), an amount equal to the Employee’s Bonus for the four (4) fiscal quarters immediately preceding the Termination Date; provided, however, if there has been a Change in Control of the Company the Termination Bonus shall be an amount equal to the greater of (i) the preceding calculation or (ii) Employee’s Bonus for the four (4) fiscal quarters immediately preceding the Change in Control of the Company.
          (i) As used in this Agreement, the term “Window Period” shall mean the period of time after a Change in Control in which Employee can terminate employment with the Company for any reason and the termination shall be deemed a termination for Good Reason for purposes of this Agreement. The Window Period begins 180 days after a Change in Control and lasts for thirty (30) days. As used in this Agreement, the term “Change in Control” as a capitalized term shall have the meaning set forth in the Company’s 2006 Stock Award and Incentive Plan.
     7. Indemnity.
     The Company agrees during and after termination of his employment to indemnify the Employee and hold him harmless to the fullest extent permitted or authorized under the Certificate of Incorporation and the By-laws of the Company or, if greater, by the laws of Delaware, against, and in respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, amounts paid in settlement and damages resulting from the Employee’s good faith performance of Employee’s duties and obligations with the Company. The Company shall reimburse the Employee for expenses incurred by him in connection with any proceeding hereunder upon written request from the Employee for such reimbursement and the submission by the Employee of the appropriate documentation associated with these expenses. Such request shall include an undertaking by the Employee to repay the amount of such advance or reimbursement if it shall ultimately be determined that he is not entitled to be indemnified hereunder against such costs and expenses. The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering the Employee to the same extent as the Company covers its other officers and directors.
     8. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity that effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any income, employment and Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rates of each of federal, state and local income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and (iii) pay all federal, state and local employment-related taxes (including, but not limited to, FICA) at the highest marginal rate of taxation. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that Employee is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Employee under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Employee. The reduction of the amounts payable hereunder, if applicable, shall be made by a method determined by Employee in his sole discretion.
          If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.
          (b) Subject to the provisions of Section 8(a), all determinations required to be made under this Section 8(b), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from the Company or the Employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 8 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Employee with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company that should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent Employee’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
     9. Non-Competition Agreement. The provisions of the Non-competition, Confidentiality and Non-solicitation Agreement of even date herewith between the Company and Employee are hereby incorporated into and made a part of this Agreement.

     10. Assignment. This Agreement is personal to Employee and Employee may not assign or delegate any rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.
     11. Waiver. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement, can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     12. Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by certified mail to Employee at:
Lowell Robinson
c/o MIVA, Inc.
143 Varick Street
New York, NY 10013
with a copy to:
Vedder, Price, Kaufman & Kammholz, P.C.
805 Third Avenue
New York, NY 10022
Attention: Sara S. Champion, Esq.
and to the Company at:
MIVA, Inc.
5220 Summerlin Commons Boulevard
Suite 500
Ft. Myers, Florida 33907
Attention: Chief Executive Officer
or such subsequent addresses as one party may designate in writing to the other parties.

     13. Governing Law, Dispute Resolution and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice-of-law or conflict-of-law provisions or rules (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Agreement shall be construed without regard to any rule of construction under which an agreement may be construed against the drafter. Any controversy, dispute or claim arising under or relating to this Agreement, the Employee’s employment with the Company or the termination thereof shall, at the election of the Employee or the Company (unless otherwise provided in an applicable Company plan, program or agreement), be resolved by confidential, binding and final arbitration, to be held in the borough of Manhattan in New York City in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and shall be binding upon the Parties. The Employee consents to the personal jurisdiction of the Courts of the State of New York (including the United States District Court for the Southern District of New York) in any proceedings for equitable relief. The Employee further agrees not to interpose any objection for improper venue in any such proceeding. Each Party shall be responsible for its own costs and expenses, including attorneys’ fees, and neither Party shall be liable for punitive or exemplary damages.
     14. Amendment. This Agreement may be amended in any and every respect only by agreement in writing executed by both parties hereto.
     15. Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.
     16. Entire Agreement. With the exception of the Confidentiality, Assignment and Noncompetition Agreement, of even date herewith, and any stock option agreements or other equity compensation agreements between Employee and the Company, this Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Employee with the Company or any predecessor, written or oral, and this Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EMPLOYEE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.
     17. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.
     18. Survival. The last two sentences of Section 3(c), and Sections 6, 7 and 8 of this Agreement and this Section 18 shall survive any termination or expiration of this Agreement.

     19. 409A Savings Clause. The Company agrees that it shall use its best efforts to take all necessary action so that Employee does not become subject to any penalty or additional taxes under Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, Employee and the Company shall in good faith amend this Agreement to the extent necessary to comply with the requirements under Section 409A of the Code and any regulations or other guidance issued thereunder, in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Lowell W. Robinson

MIVA, INC.

By:	/s/ Peter A. Corrao

Peter A. Corrao

Its:	Chief Executive Officer

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